Exhibit 10.1
Execution Version
THIRD AMENDMENT TO CREDIT AGREEMENT
This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 17, 2011, by and among ZAYO GROUP, LLC, a Delaware limited liability company (“Zayo”), ZAYO CAPITAL, INC., a Delaware corporation (“Zayo Capital”; and together with Zayo, each, individually as a “Borrower” and, collectively, as the “Borrowers”), the Guarantors (as defined below) signatory hereto, the Lenders (as defined below) and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrowers, the Persons party thereto from time to time as Guarantors (the “Guarantors”), the financial institutions party thereto from time to time (the “Lenders”), SunTrust Bank, as the Issuing Bank, SunTrust Bank, as the Collateral Agent, and the Administrative Agent are parties to that certain Credit Agreement, dated as of March 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers; and
WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement as set forth herein and, subject to the terms and conditions hereof, the Lenders and the Administrative Agent are willing to do so;
NOW THEREFORE, in consideration of the premises, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1. Amendments to the Credit Agreement.
(a) Section 1.1 of the Credit Agreement, “Definitions”, is hereby amended and modified by inserting the following new definitions in the appropriate alphabetical order:
““360networks” shall mean 360networks Holdings (USA) inc., a Nevada corporation.
“360 Acquisition” shall mean the acquisition of all of the Equity Interests of 360networks pursuant to and in accordance with the Stock Purchase Agreement, dated as of October 6, 2011 and as amended from time to time, among 360networks Corporation, 360networks (fiber holdco) ltd., 360networks (fiber subco) ltd. and Zayo.

“360 Acquisition Closing Date” shall mean the date of consummation of the 360 Acquisition and the other 360 Transactions, provided, that the VOIP Disposition may be consummated on or after the 360 Acquisition Closing Date.
“360 Acquisition Note Indebtedness” shall mean all payment and performance obligations as existing from time to time of the Borrower Parties to the holders of the 360 Acquisition Notes and the trustee, or any of them, under the definitive documentation in respect of the 360 Acquisition Notes (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued); provided that the 360 Acquisition Note Indebtedness shall constitute Additional Loan and Notes Obligations (as defined in the Intercreditor Agreement) and the trustee in respect of the 360 Acquisition Notes shall, as the Authorized Representative (as defined in the Intercreditor Agreement) of the holders of 360 Acquisition Notes, accede to the Intercreditor Agreement by delivering to the Joint Collateral Agent (as defined in the Intercreditor Agreement) a Joinder Agreement (as defined in the Intercreditor Agreement) in accordance with Section 7.17 thereof.
“360 Acquisition Notes” shall mean senior secured notes, the proceeds of which are utilized solely (x) to finance the 360 Acquisition and pay fees and expenses in connection with the 360 Transactions or (y) to repay the Term Loan Indebtedness.
“360 Transactions” shall mean the 360 Acquisition, the VOIP Divestiture, the incurrence of the Term Loan Indebtedness and the Bridge Indebtedness and the issuance of any 360 Acquisition Notes.
“Bridge Facility” shall mean a senior unsecured bridge loan facility, the proceeds of which are utilized solely to finance the 360 Acquisition and pay fees and expenses in connection with the 360 Transactions.
“Bridge Indebtedness” shall mean all payment and performance obligations as existing from time to time of the Borrower Parties to the lenders and the administrative agent, or any of them, under the definitive documentation in respect of the Bridge Facility (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of the making of loans thereunder.
“Cure Right” shall have the meaning specified in Section 9.3(a).

“Disqualified Equity Interests” shall mean any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Loan Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash (except for cash payments that are expressly limited to the extent permitted by the senior credit facility of the issuer of such Equity Interest including, without limitation, this Agreement and the definitive documentation in respect of the Term Loan Facility) or (d) is or becomes convertible into or exchangeable for Funded Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrowers or any of their Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by either Borrower or any of their Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.
“Specified Equity Contribution” shall mean any cash contribution to the equity of Zayo and/or any purchase or investment in Equity Interests of Zayo pursuant to Section 9.3 in each case other than Disqualified Equity Interests, as evidenced by a certificate of an Authorized Signatory of the Administrative Borrower delivered to the Administrative Agent.
“Term Loan Facility” shall mean a senior term loan facility, the proceeds of which are utilized solely to finance the 360 Acquisition and pay fees and expenses in connection with the 360 Transactions; provided, that the financial covenants in respect of the Term Loan Facility shall not, as of the 360 Acquisition Closing Date, be more restrictive than the Financial Covenants.

“Term Loan Indebtedness” shall mean all payment and performance obligations as existing from time to time of the Borrower Parties to the lenders and the administrative agent, or any of them, under the definitive documentation in respect of the Term Loan Facility (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of the making of loans thereunder; provided that the Term Loan Indebtedness shall constitute Additional Loan and Notes Obligations (as defined in the Intercreditor Agreement) and the administrative agent in respect of the Term Loan Facility shall, as the Authorized Representative (as defined in the Intercreditor Agreement) of the lenders under the Term Loan Facility, accede to the Intercreditor Agreement by delivering to the Joint Collateral Agent (as defined in the Intercreditor Agreement) a Joinder Agreement (as defined in the Intercreditor Agreement) in accordance with Section 7.17 thereof.
“Test Period” shall have the meaning specified in Section 9.3(a).
“VOIP Assets” shall mean the assets and liabilities associated with the VOIP business of 360networks.
“VOIP Divestiture” shall mean the disposition or distribution of the VOIP Assets by the Borrowers to Holdings or any of its Subsidiaries pursuant to Section 8.4(d) or Section 8.07(b)(vii).
“Voting Agreement” shall have the meaning specified in Section 11.12.”
(b) Section 1.1 of the Credit Agreement, “Definitions”, is hereby amended and modified by deleting the definitions of “Available Amount”, “EBITDA”, “Fixed Charge Coverage Ratio”, “Majority Lenders”, “Pro Forma Basis” and “Secured Obligations” in its entirety and inserting the following in lieu thereof:
““Available Amount” shall mean, as of any date of determination, the amount of Equity Proceeds received by the Borrowers on or after the Agreement Date and on or prior to such date, other than any proceeds of a Specified Equity Contribution.

“EBITDA” shall mean, with respect to the Borrowers and their Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the Net Income for such period, plus, without duplication and to the extent deducted in determining Net Income for such period, (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense, (iv) non-cash charges or reserves, (v) restructuring charges and severance costs in an aggregate amount not to exceed $15,000,000 and (vi) charges or expenses attributed to the Recapitalization Transaction and any actual or proposed acquisitions or joint ventures, equity offerings, issuances and retirement of debt and divestitures of assets; provided, however, that if, at any time since the beginning of the four fiscal quarter period ending as of the date of the most recent financial statements that are required to be delivered by the Administrative Borrower pursuant to Section 7.1, an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.
“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis for any calendar quarter ended, for the twelve-month period then ended, the ratio of (a) Annualized EBITDA for such period then ended minus Capital Expenditures (excluding, without duplication, Capital Expenditures for the twelve-month period then ended (i) that are directly related to new sales to, or made at the request of, Persons to whom any Borrower Party has agreed to provide either goods or services (or both) pursuant to a written agreement, (ii) to the extent financed with Funded Debt for Borrowed Money (other than Funded Debt incurred hereunder), (iii) made with the proceeds of a disposition permitted hereunder and (iv) made with the proceeds of an equity issuance permitted hereunder), to (b) Interest Expense for the twelve-month period then ended.
“Majority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portions of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of all of the Lenders as of such date of calculation; provided, however, that so long as there are two or fewer Lenders party to this Agreement, Majority Lenders shall include all Lenders; provided, further, Defaulting Lenders and their portion of the Revolving Loan Commitment, Loans and participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances shall be excluded for purposes of determining “Majority Lenders” hereunder; provided, further, that as long as the Voting Agreement is in effect, any amendment, waiver, modification or other vote hereunder requiring the consent of the Majority Lenders shall be subject to the provisions of the Voting Agreement.

“Pro Forma Basis” shall mean for purposes of determining compliance with the Financial Covenants and the defined terms relating thereto or any other covenant contained in this Agreement, giving pro forma effect to any acquisition or sale of a Person, all or substantially all of the business or assets of a Person, and any related incurrence, repayment or refinancing of Funded Debt, Capital Expenditures or other related transactions, including pro forma adjustments arising out of events that are directly attributable to such transaction, are factually supportable and are expected to have a continuing impact, as certified by the chief financial officer of the Administrative Borrower and reasonably satisfactory to the Administrative Agent, in each case, as if such acquisition or sale and related transactions were realized on the first day of the relevant period.
“Secured Obligations” shall mean, collectively, the Obligations, the Senior Note Indebtedness, the Term Loan Indebtedness and any 360 Acquisition Note Indebtedness.”
(c) Section 1.1 of the Credit Agreement, “Definitions”, is hereby amended and modified by deleting the definitions of “Specified Fiber-to-Tower Capex” and “Subordinated Funded Debt” in their entirety.
(d) Section 4.2 of the Credit Agreement, “Conditions Precedent to Each Advance”, is hereby amended and modified by inserting the following new paragraph at the end of such Section:
“Notwithstanding the foregoing, an Advance the proceeds of which are used solely to repay the Bridge Indebtedness in full (as certified by an Authorized Signatory of the Administrative Borrower in a writing accompanying the Request for Advance in respect of such Advance, which certification shall also represent that the Bridge Facility shall be terminated substantially concurrently with the making of such Advance) shall not be subject to the fulfillment of the conditions set forth in clauses (a), (b) or (c) of the first paragraph of this Section 4.2.”
(e) Section 5.1(w) of the Credit Agreement, “Real Property”, is hereby amended and modified by deleting the fourth sentence thereof in its entirety and inserting the following in lieu thereof:
“The Administrative Borrower shall provide notice to the Administrative Agent upon the purchase by any Borrower Party of any real property with a value in excess of $500,000 and, upon the request of the Collateral Agent, the applicable Borrower Party shall deliver a Mortgage with respect to such real property and all other documentation reasonably requested by the Collateral Agent, including, without limitation, one or more opinions of counsel.”

(f) Section 7.6(f) of the Credit Agreement, “Notice of Litigation and Other Matters”, is hereby amended by deleting the number “250,000” and inserting the number “500,000” in lieu thereof.
(g) Section 8.1(d) of the Credit Agreement, “Funded Debt”, is hereby amended and modified by deleting the number “35,000,000” and inserting the number “70,000,000” in lieu thereof.
(h) Section 8.1(h) of the Credit Agreement, “Funded Debt”, is hereby amended and modified by deleting the number “250,000,000” and inserting the number “350,000,000” in lieu thereof.
(i) Section 8.1(i) of the Credit Agreement, “Funded Debt”, is hereby amended and modified by deleting subsection (i) in its entirety and inserting the following in lieu thereof:
“(i) Intentionally Omitted;”
(j) Section 8.1 of the Credit Agreement, “Funded Debt”, is hereby amended and modified by deleting subsection (j) thereof and inserting the following in lieu thereof:
“(j) other unsecured Funded Debt of any Borrower Party so long as (i) such Funded Debt has no mandatory sinking fund, redemption or amortization, or maturity earlier than one year and one day prior to the Maturity Date, (ii) the Leverage Ratio, on a pro forma basis for the issuance of such Funded Debt, is not greater than 4.25:1.00 as of the last day of the immediately preceding fiscal quarter for which financial statements are available (and the Administrative Borrower shall provide to the Administrative Agent a certificate from an Authorized Signatory of the Administrative Borrower certifying such compliance) and (iii) at the time of and immediately after giving effect to the incurrence of such Funded Debt and the application of the proceeds thereof, on a pro forma basis, no Default of Event of Default is in existence;”
(k) Section 8.1(o) of the Credit Agreement, “Funded Debt”, is hereby amended and modified by deleting subsection (o) thereof and inserting the following in lieu thereof:
“(o) Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Funded Debt that was permitted by clauses (b), (d), (h), (o), (q), (r) and (t) of this Section 8.1;”

(l) Section 8.1 of the Credit Agreement, “Funded Debt”, is hereby further amended and modified by (i) deleting the word “and” at the end of subsection (p) thereof and (ii) deleting subsection (q) in its entirety and inserting the following in lieu thereof:
“(q) (i) Permitted Secured Indebtedness existing on the 360 Acquisition Closing Date and (ii) other Permitted Secured Indebtedness in an aggregate amount outstanding at any time not to exceed $250,000,000, provided, that at the time of incurrence of any Permitted Secured Indebtedness under this clause (ii), the Senior Secured Leverage Ratio for the most recent fiscal quarter then ended is no greater, calculated on a pro forma basis, than 3.50 to 1.00;
(r) Term Loan Indebtedness in an aggregate principal amount not to exceed $315,000,000 less the aggregate principal amount of any 360 Acquisition Notes permitted by Section 8.1(t);
(s) Bridge Indebtedness in an aggregate principal amount not to exceed $60,000,000; and
(t) 360 Acquisition Note Indebtedness in an aggregate principal amount not to exceed $315,000,000 less the aggregate principal amount of any outstanding Term Loan Indebtedness permitted by Section 8.1(r).”
(m) Section 8.4 of the Credit Agreement, “Restricted Payments and Purchases”, is hereby further amended and modified by deleting subsection (c) thereof in its entirety and inserting the following in lieu thereof:
“(c) any Borrower may make additional Restricted Payments and Restricted Purchases in the following amounts after the Agreement Date, so long as both before and after giving effect to such Restricted Payment or Restricted Purchase, no Default has occurred and is continuing or would result from the making of such Restricted Payment or Restricted Purchase: (i) if minimum Availability is greater than or equal to $65,000,000 and the Leverage Ratio is less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $20,000,000 and (ii) if minimum Availability is greater than or equal to $32,500,000 and (A) if the Leverage Ratio is less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $50,000,000, (B) if the Leverage Ratio is less than 2.50 to 1.00 but greater than or equal to 1.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $70,000,000, and (C) if the Leverage Ratio is less than 1.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $90,000,000.”

(n) Section 8.4 of the Credit Agreement, “Restricted Payments and Purchases”, is hereby further amended and modified by (i) deleting the word “and” at the end of subsection (b) thereof and substituting a comma in lieu thereof and (ii) inserting the following immediately after subsection (c) thereof:
“(d) the Borrowers may, within 180 days of any acquisition permitted by Section 8.7(c), distribute any assets or liabilities so acquired by the Borrowers that are determined by the Administrative Borrower to be non-core to the business of the Borrowers and their Subsidiaries; provided, that the fair market value of any assets and liabilities so distributed in respect of any such acquisition shall not exceed 5.0% of the Annualized EBITDA of Zayo based on the most recent fiscal quarter of Zayo then ended in respect of which financial statements are available (and the Administrative Borrower shall provide to the Administrative Agent a certificate from an Authorized Signatory of the Administrative Borrower certifying as to compliance with this clause (d)) and (e) the VOIP Divestiture shall be permitted to be consummated on or after the 360 Acquisition Closing Date.”
(o) Section 8.7(b) of the Credit Agreement, “Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc.”, is hereby amended and modified by (i) deleting the word “and” at the end of subclause (v) thereof and substituting a comma in lieu thereof and (ii) inserting the following immediately after subclause (vi) thereof:
“and (vii) the VOIP Divestiture.”
(p) Section 8.7(c) of the Credit Agreement, “Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc.”, is hereby amended and modified by (i) deleting the number “4.00” and inserting the number “4.25” in lieu thereof and (ii) adding the following immediately preceding the semicolon at the end thereof:
“; provided, further, that notwithstanding the foregoing or anything to the contrary contained herein, the Borrower Parties shall be permitted to consummate the 360 Acquisition on the 360 Acquisition Closing Date”

(q) Section 8.8 of the Credit Agreement, “Financial Covenants”, is hereby amended and modified by deleting subsection (a) in its entirety and inserting the following in lieu thereof:
“(a) Senior Secured Leverage Ratio. The Borrower Parties shall not permit, at the end of each applicable fiscal quarter, the Senior Secured Leverage Ratio for the immediately preceding twelve (12) month period then ended to be greater than the required amount for the applicable period set forth below:

Applicable
Applicable Period	Ratio
For the twelve-month periods ending December 31, 2011 and March 31, 2012	4.50 to 1.00
For the twelve-month periods ending June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013	4.00 to 1.00
For the twelve-month periods ending December 31, 2013 and for each fiscal quarter thereafter	3.50 to 1.00
(r) Section 8.8 of the Credit Agreement, “Financial Covenants”, is hereby further amended and modified by deleting subsection (b) in its entirety and inserting the following in lieu thereof:
“(b) Fixed Charge Coverage Ratio. The Borrower Parties shall not permit, at the end of each applicable fiscal quarter, the Fixed Charge Coverage Ratio for the immediately preceding twelve (12) month period then ended to be less than the required amount for the applicable period set forth below:

Applicable
Applicable Period	Ratio
For the twelve-month periods ending December 31, 2011, March 31, 2011, June 30, 2012, September 30, 2012 and December 31, 2012	2.25 to 1.00
For the twelve-month periods ending March 31, 2013 and June 30, 2013	2.50 to 1.00
For the twelve-month periods ending September 30, 2013 and December 31, 2013	2.75 to 1.00
For the twelve-month periods ending March 31 2014, June 30, 2014 and September 30, 2014	3.00 to 1.00
For the twelve-month periods ending December 31, 2014 and for each fiscal quarter thereafter	3.25 to 1.00
(s) Section 8.15 of the Credit Agreement, “Negative Pledge”, is hereby amended and modified by deleting such section in its entirety and substituting the following in lieu thereof:
“Section 8.15 Negative Pledge. No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, directly or indirectly, enter into any agreement with any Person that prohibits or restricts or limits the ability of any Borrower Party or any such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any Subsidiary of a Borrower to pay Dividends to such Borrower except prohibitions or conditions (a) under the Loan Documents, (b) under the definitive documentation in respect of the Term Loan Facility, (c) under the definitive documentation in respect of the Bridge Facility, (d) under the definitive documentation in respect of any 360 Acquisition Notes, (e) under the definitive documentation in respect of any Funded Debt permitted by Section 8.1(d) solely to the extent that the agreement or instrument governing such Funded Debt or Capitalized Lease Obligation prohibits a Lien on the property acquired with the proceeds of such Indebtedness or the property subject to such Capitalized Lease Obligation, respectively, (f) existing by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business; provided, that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be, (g) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, (h) imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (e) or (g) above; provided that such amendments or refinancings are no more materially restrictive with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by an Authorized Signatory of the Administrative Borrower or (i) under any Funded Debt of a Person outstanding on the date such Person first becomes a Subsidiary of a Borrower; provided, that the agreements imposing such prohibitions or conditions were not entered into solely in contemplation of such Person becoming a Subsidiary of a Borrower.”
(t) Section 9.1 of the Credit Agreement, “Events of Default”, is hereby amended and modified by deleting each instance the number “10,000,000” in subsections (i), (j) and (k) thereof and inserting the number “20,000,000” in lieu thereof.

(u) Article 9 of the Credit Agreement, “Default”, is hereby further amended and modified by inserting the following new Section 9.3 immediately following Section 9.2 thereof:
“Section 9.3 Right to Cure.
(a) Notwithstanding anything to the contrary contained in Section 9.1(c), in the event that the Borrowers fail to comply with either of the Financial Covenants, until the expiration of the tenth day after the date on which financial statements are required to be delivered pursuant to Section 7.1 with respect to the fiscal quarter ending on the last day of the twelve-month period in respect of which such Financial Covenant is being measured (the “Test Period”), if Zayo receives a Specified Equity Contribution, Zayo may apply the amount of the net proceeds of such Specified Equity Contribution to increase Annualized EBITDA with respect to such applicable fiscal quarter (the “Cure Right”) and the Financial Covenants shall be recalculated, giving effect to a pro forma increase to Annualized EBITDA for such Test Period in an amount equal to such net cash proceeds; provided that such pro forma adjustment to Annualized EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenants with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.
(b) If, after the exercise of the Cure Right and the recalculations pursuant to subsection (a) above, the Borrowers shall then be in compliance Financial Covenants during such Test Period (including for purposes of Section 4.2 and 4.3), the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 9.1(c) that had occurred shall be deemed cured; provided that (i) in each four-fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) there shall be no more than four Specified Equity Contributions during the term of this Agreement, (iii) with respect to any exercise of the Cure Right, the Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in compliance with the Financial Covenants and (iv) all Specified Equity Contributions will be disregarded for purposes of determining the Available Amount or the availability of any baskets or carve-outs with respect to the covenants contained in Article 8 hereof.”
(v) Section 11.12 of the Credit Agreement, “Amendments and Waivers”, is hereby amended and modified by inserting the following new subsection (d) immediately following subsection (c) thereof:
“(d) Notwithstanding the foregoing or anything to the contrary contained herein or in the other Loan Documents, the Lenders hereby authorize and instruct the Administrative Agent, concurrently with the incurrence by the Borrowers of any Term Loan Indebtedness, to enter into an agreement (in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders) (the “Voting Agreement”) with the Borrower Parties and the administrative agent under the definitive documentation in respect of the Term Loan Facility, acting as the representative of the lenders and the other secured parties under the Term Loan Facility, which Voting Agreement shall, inter alia, provide that (i) any amendment, waiver or other modification of any provision of Articles 6, 7, 8 or 9 hereof (or any related definition) or any corresponding provision of the definitive documentation in respect of the Term Loan Facility shall require the consent of Lenders and lenders in respect of the Term Loan Facility (collectively, the “Combined Majority Lenders”) the sum of whose unutilized portions of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances plus loans and commitments in respect of the Term Loan Facility outstanding on the date of such amendment exceeds fifty percent (50%) of the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letters of Credit Obligations, Swing Loans and Agent Advances plus loans and commitments in respect of the Term Loan Facility outstanding of all the Lenders and all the lenders in respect of the Term Loan Facility as of such date, (ii) the second proviso to the definition of “Majority Lenders” shall not restrict any amendment, waiver or modification requiring the consent of the Majority Lenders which is consented to by Combined Majority Lenders and (iii) Defaulting Lenders, defaulting lenders under the Term Loan Facility and the portion of the Revolving Loan Commitment, Loans, participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances and loans and commitments in respect of the Term Loan Facility held by Defaulting Lenders or defaulting lenders under the Term Loan Facility shall be excluded for purposes of determining “Combined Majority Lenders.””
(w) Exhibit C to the Credit Agreement, “Form of Compliance Certificate”, is hereby amended and modified by deleting such Exhibit C in its entirety and substituting the attached Exhibit C in lieu thereof.
Section 2. No Other Amendments. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided above, operate as a waiver of any right, power or remedy of the Administrative Agent, the Lenders or the Issuing Bank under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. Except for the amendment set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and each Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Credit Agreement or a course of dealing with the Administrative Agent, the Lenders or the Issuing Bank at variance with the Credit Agreement such as to require further notice by the Administrative Agent, the Lenders or the Issuing Bank to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection or continuity of the Administrative Agent’s or the Lenders’ security interests in, security titles to, or other Liens on, any Collateral for the Obligations.

Section 3. Conditions to Effectiveness. This Amendment shall become effective as of the first date (the “Effective Date”) on which all of the following conditions have been satisfied:
(a) the Administrative Agent, on behalf of the Issuing bank and the Lenders, shall have received the following:
(i) counterparts of this Amendment duly executed by the Borrowers, the Guarantors and the Lenders;
(ii) for the account of the Lenders who have executed and delivered this Amendment to the Administrative Agent on or before 5:00 p.m. (New York City time) on November 16, 2011 (each, an “Approving Lender”), an amendment fee from the Borrowers equal to 0.50% of the Loans and Revolving Loan Commitments of such Approving Lender, which shall be fully earned, non-refundable and due and payable on the Effective Date in immediately available funds; and
(iii) if any Term Loan Indebtedness (as defined in the Credit Agreement (as amended by this Agreement)) is incurred on the 360 Acquisition Closing Date (as defined in the Credit Agreement (as amended by this Agreement)), counterparts of the Voting Agreement (as defined in the Credit Agreement (as amended by this Agreement)) duly executed by the Borrowers, the Guarantors and the administrative agent for the lenders in respect of the Term Loan Facility;
(b) all fees and expenses required to be paid hereunder or pursuant to the Credit Agreement and invoiced at least two (2) Business Days prior to the Effective Date shall have been paid in full in cash or will be paid on the Effective Date; and
(c) the 360 Transactions (as defined in the Credit Agreement (as amended by this Agreement)) shall have been consummated; provided, that, notwithstanding the foregoing, the VOIP Divestiture (as defined in the Credit Agreement (as amended by this Agreement)) may be consummated on or after the Effective Date.
It is understood and agreed by each party hereto that the consent of each Approving Lender to this Amendment shall be irrevocable upon the satisfaction of the conditions specified in the foregoing Section 3(a)(i) above and that this Amendment shall become effective upon the satisfaction of the conditions specified in Section 3(a)(ii) and (iii), (b) and (c).

Section 4. Representations and Warranties. Each Borrower Party hereby represents and warrants that all representations and warranties of the Borrower Parties made in the Credit Agreement and the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of the date hereof (in each case, except to the extent that such representation or warranty specifically refers to an earlier date, in which case it shall be so true and correct as of such earlier date). As of the date hereof and as of the Effective Date, each Borrower Party further represents and warrants as follows:
(a) such Borrower Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
(b) the execution, delivery and performance by such Borrower Party of this Amendment and the Loan Documents are within such Borrower Party’s legal powers, have been duly authorized by all necessary company action and do not contravene (i) such Borrower Party’s organizational documents, or (ii) law or contractual restrictions binding on or affecting such Borrower Party;
(c) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, is required for the due execution, delivery and performance by such Borrower Party of this Amendment or any of the Loan Documents to which such Borrower Party is or will be a party;
(d) this Amendment and each of the other Loan Documents to which such Borrower Party is a party constitute legal, valid and binding obligations of such Borrower Party, enforceable against such Borrower Party in accordance with their respective terms; and
(e) no Default or Event of Default exists.
Section 5. Amendment of Intercreditor Agreement and the Security Agreement. Each Lender party hereto herby authorizes the Administrative Agent to enter into an amendment to the Intercreditor Agreement (which shall be in form satisfactory to the Administrative Agent) and to instruct the Collateral Agent to enter into an amendment to the Security Agreement (which shall be in form satisfactory to the Administrative Agent), in each case, for the purpose of allowing the Term Loan Facility and/or the 360 Acquisition Notes, as applicable, to be secured by less than all of the collateral securing the Obligations.
Section 6. Acknowledgment of Security Interests. Each Borrower Party hereby acknowledges that, as of the date hereof and as of the Effective Date, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.
Section 7. Reaffirmation of Guaranty. Each Guarantor hereby specifically (a) acknowledges and reaffirms its obligations owing to the Lender Group under the Credit Agreement and any other Loan Documents to which each such Guarantor is a party and (b) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect.
Section 8. Costs, Expenses and Taxes. Each Borrower agrees, jointly and severally, to pay on demand all out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including, but not limited to, the reasonable fees and disbursements of counsel for the Administrative Agent.

Section 9. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York.
Section 10. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.
Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Amendment in any judicial proceeding, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Any signatures delivered by a party by facsimile or other electronic transmission shall be deemed an original signature hereto.
Section 12. Release. In consideration for the accommodations provided pursuant to this Amendment, and acknowledging that the Administrative Agent and Lenders will be specifically relying on the following provisions as a material inducement in entering into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower Party hereby releases, remises and forever discharges the Administrative Agent and the Lenders and their respective agents, servants, employees, directors, officers, attorneys, accountants, consultants, affiliates, representatives, receivers, trustees, subsidiaries, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, damages, losses, demands, liabilities, obligations, actions and causes of action whatsoever (whether arising in contract or in tort, and whether at law or in equity), whether known or unknown, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to the Credit Agreement, the other Loan Documents, and/or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Amendment prior to date hereof. This release shall be and remain in full force and effect notwithstanding the discovery by each Borrower Party after the date hereof (a) of any new or additional claim against any Released Party, (b) of any new or additional facts in any way relating to the subject matter of this release, (c) that any fact relied upon by it was incorrect or (d) that any representation made by any Released Party was untrue or that any Released Party concealed any fact, circumstance or claim relevant to such Borrower’s execution of this release; provided, however, this release shall not extend to any claims arising after the execution of this Amendment.
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Execution Version
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:	ZAYO GROUP, LLC ZAYO CAPITAL, INC.
	By:	/s/ Scott Beer
		Name:	Scott Beer
		Title:	General Counsel, VP & Secretary

GUARANTORS:	ZAYO COLOCATION, INC. AMERICAN FIBER SYSTEMS, INC. AMERICAN FIBER SYSTEMS HOLDING CORP. FIBERNET TELECOM, INC. LOCAL FIBER, LLC
	By:	/s/ Scott Beer
		Name:	Scott Beer
		Title:	General Counsel, VP & Secretary

AGENT AND LENDERS:	SUNTRUST BANK, as the Administrative Agent and a Lender
	By:	/s/ Mark Kelley
		Name:	Mark Kelley
		Title:	Managing Director

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Mark Gronich
	Name:	Mark Gronich
	Title:	Authorized Signatory

BARCLAYS BANK PLC, as a Lender
By:	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

OPY CREDIT CORP., as a Lender
By:	/s/ Brian S Perman
	Name:	Brian S Perman
	Title:	Managing Director

CO BANK, as a Lender
By:	/s/ Lennie Blakeslee
	Name:	Lennie Blakeslee
	Title:	Vice President

MORGAN STANLEY BANK N.A, as a Lender
By:	/s/ Nick Zangari
	Name:	Nick Zangari
	Title:	Authorized Signatory

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
The undersigned hereby certifies that he or she is an Authorized Signatory of ZAYO GROUP, LLC, a Delaware limited liability company (the “Administrative Borrower”). In connection with that certain Credit Agreement, dated as of March 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement), by and among the Administrative Borrower, Zayo Capital, Inc., a Delaware corporation (“Zayo Capital”; and together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lenders (the “Lenders”), SunTrust Bank, as the Issuing Bank, SunTrust Bank, as the Collateral Agent, and SunTrust Bank, as the administrative agent (the “Administrative Agent”), the undersigned does hereby further certify that:
1.
To the extent applicable, true and correct calculations demonstrating compliance with Section 8.8 of the Credit Agreement for the fiscal period ended [DATE] are set forth on Schedule 1 attached hereto;

2.
No material change in GAAP or the application thereof has occurred since the date of the Borrower Parties’ audited financial statements delivered on the Agreement Date for the fiscal year ended June 30, 2009 [, except as set forth on Schedule 2 (which schedule describes the effect of such change on the financial statements accompanying this Compliance Certificate)];

3.
To the best of my knowledge, no Default or Event of Default has occurred during the period ended [DATE] [, except as described on Schedule 3 attached hereto (which Schedule describes the nature of such Default/Event of Default and when it occurred and whether it is continuing)]; and

4.	The Leverage Ratio for the fiscal period ended [DATE] is [_____]:1.00, as calculated on Schedule 4 attached hereto.
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IN WITNESS WHEREOF, I have executed this Compliance Certificate as of                       ____, 20__.

ZAYO GROUP, LLC, as the Administrative Borrower
By:
Name:
Title:

Schedule 1

A. Compliance Calculation Section 8.8(a) — Senior Secured Leverage Ratio

(a) Funded Debt for Borrowed Money of the Borrowers and their Subsidiaries on a consolidated basis, and without duplication, as of the applicable date of determination, constituting senior debt that is not subordinated in right of payment to the Obligations, and is secured by Liens on the Collateral or any material portion thereof that are not subordinated to the Liens on such portion of the Collateral securing the Obligations
$

(b) Net Income[1]	$

(c) To the extent deducted in determining Net Income, income taxes	$

(d) To the extent deducted in determining Net Income, Interest Expense	$

(e) To the extent deducted in determining Net Income, depreciation and amortization expense	$

(f) To the extent deducted in determining Net Income, non-cash charges or reserves	$

(g) To the extent deducted in determining Net Income, restructuring charges and severance costs in an aggregate amount not to exceed $15,000,000	$

(h) To the extent deducted in determining Net Income, charges or expenses attributed to the Recapitalization Transaction and any actual or proposed acquisitions or joint ventures, equity offerings, issuances and retirement of debt and divestitures of assets
$

[1]
Provided, however, that if, at any time since the beginning of the four fiscal quarter period ending as of the date of the most recent financial statements that are required to be delivered by the Administrative Borrower pursuant to Section 7.1 of the Credit Agreement, an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.

(i) EBITDA ((b) + (c) + (d) + (e) + (f) + (g) + (h))	$

(j) Annualized EBITDA (EBITDA for the most recently ended fiscal quarter, multiplied by 4)	$

(k) Senior Secured Leverage Ratio for the immediately proceeding twelve (12) month period: (a) : (j)		____:____

In compliance?	☐ Yes ☐ No

B. Compliance Calculation Section 8.8(b) — Fixed Charge Coverage Ratio

(a) Annualized EBITDA for the immediately proceeding twelve (12) month period: Item (j) from the previous section (“Compliance Calculation Section 8.8(a) — Senior Secured Leverage Ratio”)

(b) Capital Expenditures for the immediately proceeding twelve (12) month period	$

(c) Capital Expenditures directly related to new sales to, or made at the request of, Persons to whom any Borrower Party has agreed to provide goods and/or services pursuant to a written agreement, for the immediately proceeding twelve (12) month period
$

(d) Capital Expenditures, to the extent financed with Funded Debt for Borrowed Money (other than Funded Debt incurred under the Credit Agreement), for the immediately proceeding twelve (12) month period
$

(e) Capital Expenditures made with the proceeds of dispositions permitted under the Credit Agreement for the immediately proceeding twelve (12) month period	$

(f) Capital Expenditures made with the proceeds of equity issuances permitted under the Credit Agreement for the immediately proceeding twelve (12) month period	$

(g) (b) — (c) — (d) — (e) — (f)	$

(h) (a) — (g)	$

(i) Interest Expense for the immediately proceeding twelve (12) month period:	$

(j) Fixed Charge Coverage Ratio the immediately proceeding twelve (12) month period: (h) : (i)		____:____

In compliance?	☐ Yes ☐ No

Schedule [4]

Leverage Ratio

(a) Funded Debt for Borrowed Money of the Borrowers and their Subsidiaries on a consolidated basis, and without duplication, as of the applicable date of determination	$

(b) EBITDA: Item (i) from Section A of the previous schedule (“Compliance Calculation Section 8.8(a) — Senior Secured Leverage Ratio”)	$

(c) Annualized EBITDA (EBITDA for the most recently ended fiscal quarter, multiplied by 4)	$

(d) Leverage Ratio for the immediately proceeding twelve (12) month period: (a) : (j)		____:____